EXHIBIT 99.1

Monaco Coach Corporation

December 30, 2006 and December 29, 2007

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of Monaco Coach Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statement of income, shareholders’ equity and cash flows present fairly, in all material respects, the financial position of Monaco Coach Corporation and its subsidiaries at December 29, 2007 and December 30, 2006, and the results of their operations and their cash flows for each of the two years in the period ended December 29, 2007 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 16 to the consolidated financial statements, the Company changed the manner in which it accounts for stock-based compensation in 2006. As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for uncertain tax positions as of December 31, 2006.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Portland, Oregon
March 13, 2008

MONACO COACH CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands of dollars, except share and per share data)

	December 30, 2006	December 29, 2007

ASSETS
Current assets:
Cash	$4,984	$6,282
Trade receivables, net	81,588	88,170
Inventories, net	155,871	158,236
Resort lot inventory	7,997	8,838
Prepaid expenses	5,624	5,142
Income taxes receivable	6,901	0
Deferred income taxes	38,038	37,608

Total current assets	301,003	304,276

Property, plant, and equipment, net	153,895	144,291
Land held for development	16,300	24,321
Investment in joint venture	0	4,059
Debt issuance costs, net of accumulated amortization of $912 and $1,098, respectively	540	498
Goodwill	86,412	86,323

Total assets	$558,150	$563,768

LIABILITIES
Current liabilities:
Book overdraft	$16,626	$1,601
Current portion of long-term debt	5,714	5,714
Line of credit	2,036	0
Income taxes payable	0	3,726
Accounts payable	72,591	82,833
Product liability reserve	15,764	14,625
Product warranty reserve	33,804	35,171
Accrued expenses and other liabilities	44,364	48,609
Discontinued operations	298	0

Total current liabilities	191,197	192,279

Long-term debt, less current portion	29,071	23,357
Deferred income taxes	21,678	21,506
Deferred revenue	883	683

Total liabilities	242,829	237,825

Commitments and contingencies (Note 19)

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; 1,934,783 shares authorized, no shares outstanding
Common stock, $.01 par value; 50,000,000 shares authorized, 29,769,356 and 29,989,534 issued and outstanding, respectively	298	300
Additional paid-in capital	63,722	69,514
Retained earnings	251,301	256,129

Total stockholders’ equity	315,321	325,943

Total liabilities and stockholders’ equity	$558,150	$563,768

The accompanying notes are an integral part of these consolidated financial statements.

MONACO COACH CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

for the years ended December 30, 2006 and December 29, 2007

(in thousands of dollars, except share and per share data)

	2006	2007
Net sales	$1,297,986	$1,272,130
Cost of sales	1,173,443	1,131,262

Gross profit	124,543	140,868

Selling, general, and administrative expenses	120,465	117,459
Plant relocation costs	269	0

Operating income	3,809	23,409

Other income, net	615	851
Interest expense	(4,430)	(3,496)
Loss from investment in joint venture	0	(614)

Income (loss) before income taxes, continuing operations	(6)	20,150

Provision for (benefit from) income taxes, continuing operations	(992)	8,137

Income from continuing operations	986	12,013

Income from discontinued operations, net of tax provision	18	0

Net income	$1,004	$12,013

Earnings per common share:
Basic from continuing operations	$0.03	$0.40
Basic from discontinued operations	0.00	0.00

Basic	$0.03	$0.40

Diluted from continuing operations	$0.03	$0.40
Diluted from discontinued operations	0.00	0.00

Diluted	$0.03	$0.40

Weighted-average common shares outstanding:
Basic	29,712,957	29,931,730
Diluted	29,902,830	30,346,917

The accompanying notes are an integral part of these consolidated financial statements.

MONACO COACH CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

for the years ended December 30, 2006 and December 29, 2007

(in thousands of dollars, except share data)

	Common Stock		Additional Paid-in	Retained Earnings	Total
	Shares	Amount	Capital
Balances, December 31, 2005	29,561,766	$296	$59,005	$257,431	$316,732
Issuance of common stock	207,590	2	1,797		1,799
Stock-based compensation expense			2,759		2,759
Tax benefit of stock-based award activity			161		161
Dividends paid				(7,134)	(7,134)
Net income				1,004	1,004

Balances, December 30, 2006	29,769,356	298	63,722	251,301	315,321
Issuance of common stock	220,178	2	1,506		1,508
Stock-based compensation expense			4,011		4,011
Tax benefit of stock-based award activity			275		275
Dividends paid				(7,185)	(7,185)
Net income				12,013	12,013

Balances, December 29, 2007	29,989,534	$300	$69,514	$256,129	$325,943

The accompanying notes are an integral part of these consolidated financial statements.

MONACO COACH CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

for the years ended December 30, 2006 and December 29, 2007

(in thousands of dollars)

	2006	2007
Increase (Decrease) in Cash:

Cash flows from operating activities:
Net income	$1,004	$12,013
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on sale of assets	14	58
Depreciation and amortization	14,177	14,132
Deferred income taxes	(1,900)	347
Stock-based compensation expense	2,759	4,108
Net losses in equity investment	0	614
Changes in working capital accounts:
Trade receivables, net	21,078	(6,582)
Inventories	27,421	(6,425)
Resort lot inventory	1,138	(841)
Prepaid expenses	(1,270)	479
Land held for development	(16,300)	(8,022)
Accounts payable	(5,708)	10,242
Product liability reserve	(3,762)	(1,139)
Product warranty reserve	902	1,093
Income taxes payable	(6,664)	10,627
Accrued expenses and other liabilities	7,224	4,277
Deferred revenue	883	(200)
Discontinued operations	4,271	(18)

Net cash provided by operating activities	45,267	34,763

Cash flows from investing activities:
Additions to property, plant, and equipment	(9,324)	(5,279)
Investment in joint venture	0	(366)
Proceeds from sale of assets	215	644

Net cash used in investing activities	(9,109)	(5,001)

Cash flows from financing activities:
Book overdraft	2,076	(15,025)
Payments on lines of credit, net	(22,964)	(2,036)
Payments on long-term notes payable	(5,715)	(5,714)
Debt issuance costs	(79)	(278)
Dividends paid	(7,134)	(7,194)
Issuance of common stock	1,799	1,508
Tax benefit of stock-based award activity	161	275
Discontinued operations	96	0

Net cash used in financing activities	(31,760)	(28,464)

Net change in cash	4,398	1,298
Cash at beginning of period	586	4,984

Cash at end of period	$4,984	$6,282

The accompanying notes are an integral part of these consolidated financial statements.

MONACO COACH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES:

Business

Monaco Coach Corporation and its subsidiaries (the “Company”) manufacture premium motor coaches and towable recreational vehicles at manufacturing facilities in Oregon and Indiana. These products are sold to independent dealers primarily throughout the United States and Canada. In addition, the Company owns two motor coach resort properties, where the developed lots are sold to retail customers, and two additional parcels of land that are being developed into resorts.

The Company’s core business activities are comprised of three distinct operations. The first is the design, manufacture, and sale of motorized recreational vehicles. The second is the design, manufacture, and sale of towable recreational vehicles. The third is the development and sale of motor coach recreation resort lots. Accordingly, the Company has presented segmented financial information for these three segments at Note 11 of the Company’s Notes to Consolidated Financial Statements.

Consolidation Policy

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany transactions and balances have been eliminated. The Company has no material variable interest in any variable interest entities.

Fiscal Period

The Company follows a 52/53 week fiscal year period ending on the Saturday closest to December 31. Interim periods also end on the Saturday closest to the calendar quarter end. The fiscal periods were 52 weeks long for 2006 and 2007. All references to years in the consolidated financial statements relate to fiscal years rather than calendar years.

Estimates and Industry Factors

Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company bases estimates on various assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates and such differences may be material to the consolidated financial statements. Management is continually evaluating and updating these estimates, and it is possible that these estimates will change in the near future.

Credit Risk—The Company distributes its motorized and towable recreational vehicles through an independent dealer network for recreational vehicles. Sales to one customer were approximately 9% of net revenues for fiscal year 2006 and 2007. The net revenues generated from this customer are reported in the motorized and towable segments. No individual dealers represented over 10% of net revenues in 2006 or 2007. The loss of a significant dealer or a substantial decrease in sales by such a dealer could have a material adverse effect on the Company’s business, results of operations, and financial condition. The terms and conditions of payment are a combination of open trade receivables and commitments from dealer floor plan lending institutions. For resort lot customers, funds are required at the time of closing. For our RV dealers, terms are net 30 days for units that are financed by a third party lender. For open receivables, terms vary from net 30 days to net 180 days, depending on the specific agreement. Terms beyond 30 days generally require additional collateral, as well as security interest in the inventory sold.

As of December 29, 2007, total trade receivables were $88.2 million, net of $714,000 for allowance for doubtful accounts ($81.6 million, net of $708,000 at December 30, 2006). At December 29, 2007 approximately $70.5 million, or 80.0% of the outstanding accounts receivable balance was concentrated among floor plan lenders ($49.5 million, or 60.7% at December 30, 2006). The remaining open $17.7 million of secured trade receivables were substantially concentrated with one dealer. Terms of open trade receivables are granted by the Company, on a very limited basis, to dealers who have been subjected to evaluative credit processes conducted by the Company. These processes include evaluating the strength of the dealership’s balance sheet, how long the dealership has been in existence, reputation within the industry, and credit references.

Concentrations of credit risk exist for accounts receivable and repurchase agreements (see Note 19), primarily for the Company’s largest dealers. As of December 29, 2007, the Company had one dealer that comprised 16.6% of the outstanding trade receivables. The Company generally sells to dealers throughout the United States and there is no geographic concentration of credit risk.

Product Warranty Reserve—Estimated warranty costs are provided for at the time of sale of products with warranties covering the products for up to one year from the date of retail sale (five years for the front and sidewall frame structure, and three years on the Roadmaster chassis). These estimates are based on historical average repair costs, as well as other reasonable assumptions deemed appropriate by management. The following table discloses significant changes in the product warranty reserve:

	2006	2007
	(in thousands)
Beginning balance	$32,902	$33,804
Expense	38,884	40,752
Payments	(37,982)	(39,385)

Ending balance	$33,804	$35,171

Product Liability Reserve—Estimated litigation costs are provided for at the time of sale of products or at the time a determination is made that an estimable loss has occurred. These estimates are developed by legal counsel based on professional judgment and historical experience. The adjustments are related to the R-Vision acquisition. The following table discloses significant changes in the product liability reserve:

	2006	2007
	(in thousands)
Beginning balance	$19,275	$15,764
Expense	10,000	12,390
Payments	(13,689)	(13,529)
Adjustments	178	0

Ending balance	$15,764	$14,625

Inventories

Inventories consist of raw materials, work-in-process, and finished recreational vehicles and are stated at the lower of cost (first-in, first-out) or market. Cost of work-in-process and finished recreational vehicles includes material, labor, and manufacturing overhead costs.

Inventory Allowance

The Company writes down its inventory for obsolescence, and the difference between the cost of inventory and its estimated market value. These write-downs are based on assumptions about future sales demand and market conditions. If actual sales demand or market conditions change from those projected by management, additional inventory write-downs may be required.

Resort Lot Inventory

Resort lot inventories consist of construction-in-progress on motor coach properties, as well as fully developed motor coach properties. These properties are stated at the lower of cost (specific identification) or market. Costs of land, construction, and interest incurred during construction are capitalized as the cost basis for lots available for sale. The cost of land is allocated to each phase of the total project based on acreage used. Allocated land cost plus all other costs of construction for each phase have been allocated to each developed lot on a pro rata basis, using individual lot selling prices as a percent of total sales for the total development.

Property, Plant, and Equipment

Property, plant, and equipment, including significant improvements thereto, are stated at cost less accumulated depreciation and amortization. Cost includes expenditures for major improvements, replacements and renewals and the net amount of interest cost associated with significant capital additions during periods of construction. Maintenance and repairs are charged to expense as incurred. Replacements and renewals are capitalized. When assets are sold, retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in income.

The cost of plant and equipment is depreciated using the straight-line method over the estimated useful lives of the related assets. Buildings are generally depreciated over 39 years and equipment is depreciated over 3 to 10 years. Leasehold improvements are amortized under the straight-line method based on the shorter of the lease periods or the estimated useful lives.

At each balance sheet date, management assesses whether there has been any triggering events that might indicate permanent impairment in the value of property, plant, and equipment assets. The amount of any such impairment is determined by comparing anticipated undiscounted future cash flows from operating activities with the associated carrying value. The factors considered by management in performing this assessment include current operating results, trends and prospects, as well as the effects of obsolescence, demand, competition, and other economic factors.

Brand Elements and Signage

As part of its franchise program for dealers, the Company places certain fixed assets at independent dealerships. These assets are comprised of informational computer kiosks, brand island displays, furniture and fixtures, as well as outdoor storefront signage. These assets are leased to dealers over 10 years through an operating lease, and the Company depreciates the assets over their respective economic useful lives, generally three years. As of December 30, 2006 and December 29, 2007 the brand elements and signage assets have a balance of approximately $4.9 million and $3.6 million, respectively (net of accumulated depreciation of approximately $1.7 million and $4.1 million, respectively). These assets are classified with property, plant, and equipment.

Land Held for Development

In June 2006, the Company acquired an 80 acre piece of undeveloped land near La Quinta, California for $16.3 million. In addition, on April 20, 2007, the Company acquired a 24 acre parcel near Naples, Florida for the purchase price of $8.0 million. These two properties are being developed as motorcoach only resorts.

Debt Issuance Costs

Unamortized debt issuance costs of $540,000 and $498,000 (at December 30, 2006, and December 29, 2007, respectively), are being amortized on a straight-line basis over the terms of the related loans.

Goodwill

Goodwill represents the excess of the cost of acquisition over the fair value of net assets acquired. Total goodwill of $86.3 million as of December 29, 2007, included $86.0 million of goodwill arising from the various acquisitions of assets and operations prior to December 31, 2005. In 2006, the Company recorded additional goodwill of $490,000 related to adjustments to the allocation of the purchase price of the November 18, 2005 acquisition of R-Vision. In 2006 and 2007, the Company also recorded a reduction of $30,000 and $89,000, respectively for the tax benefit realized on the excess of tax-deductible goodwill over goodwill for financial reporting purposes related to R-Vision.

During 2006, the Company reorganized its reporting structure which resulted in the splitting of the RV segment information of the Motorized Recreational Vehicle reporting segment and the Towable Recreational Vehicle reporting segment. The allocation of goodwill to the reporting segments was based on relative fair values in each segment. The amount of goodwill assigned to each reportable segment and changes in carrying amounts of such is as follows (all dollars represented are in thousands):

	Motorhome Resorts Segment	Motorized Recreational Vehicle Segment	Towable Recreational Vehicle Segment	Total
Balance, December 31, 2005	$0	$46,966	$38,986	$85,952
Adjustment to allocation of purchase price of R-Vision	0	0	490	490
Excess of tax deductible goodwill	0	0	(30)	(30)

Balance, December 30, 2006	0	46,966	39,446	86,412
Excess of tax deductible goodwill	0	0	(89)	(89)

Balance, December 29, 2007	$0	$46,966	$39,357	$86,323

SFAS 142 requires that management assess at least annually whether there has been permanent impairment in the value of goodwill at the individual reporting unit basis. To assess whether or not there has been impairment, the Company’s management compares the fair value of each reporting unit to its carrying amount, including goodwill, of net book value to determine if goodwill has been impaired. The Company determines the fair value of each reporting unit using an estimate of discounted future cash flows. As required by SFAS 142, management completed its annual testing during 2006 and 2007 and has determined that there was no impairment of goodwill.

Deferred Revenue

Deferred revenue of $683,000 as of December 29, 2007 is related to the $1 million received in 2006 from GE Commercial Distribution Finance Corporation (GECDFC) related to the Monaco Financial Services agreement. The deferred earnings are a nonrefundable incentive payment received from GECDFC for use of the Company’s name in branding and are being recognized over the term of the agreement, which is five years.

Stock-Based Award Plans

At December 29, 2007, the Company had three stock-based award plans (see Note 16). As of January 1, 2006, the Company adopted the provisions of FAS 123R, “Share-Based Payments” (the “Statement”). The Statement replaces FAS 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” The Statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires a fair-value-based measurement method in accounting for share-based payments to employees, except for equity instruments held by employee share ownership plans. We elected to adopt the modified prospective application method of the Statement.

Prior to the adoption, the Company accounted for stock-based employee compensation plans under the recognition and measurement principles of APB Opinion No. 25. No stock-based employee compensation cost related to these options were reflected in net income of prior periods, as all options granted under those plans had an exercise price equal to the market value of the underlying Common Stock on the date of grant.

Income Taxes

The Company adopted FIN 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FAS 109,” (the “Interpretation”) as of the beginning of fiscal year 2007 with no material effect on our financial position or results of operations. The Interpretation clarifies the accounting for uncertainty in income taxes recognized in accordance with FAS 109, “Accounting for Income Taxes,” by defining a criteria that an individual tax position must meet for any part of the benefit to be recognized in the financial statements. See Note 12 of the Company’s Notes to Consolidated Financial Statements.

Deferred taxes are recognized based on the difference between the financial statement and tax basis of assets and liabilities at enacted tax rates in effect in the years in which the differences are expected to reverse. Deferred tax expense or benefit represents the change in deferred tax asset/liability balances. A valuation allowance is established for deferred tax assets when it is more likely than not that the deferred tax asset will not be realized.

The Company has elected to utilize the practical transition option provided by FAS 123R to determine its pool of windfall tax benefits that are available to absorb tax deficiencies recognized subsequent to the Company’s adoption of FAS 123R.

Revenue Recognition

The Company recognizes revenue from the sale of recreational vehicles upon shipment and recognizes revenue from resort lot sales upon closing. The title and risk of loss pass to the dealers upon shipment of recreational vehicles. The Company does not offer any rights of return to our dealers, or resort lot customers.

In December 2003, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition in Financial Statements. SAB No. 104 provides guidance for revenue recognition under certain circumstances. The Company has complied with the guidance provided by SAB No. 104 for fiscal years 2006 and 2007.

Repurchase Obligations

Upon request of a lending institution financing a dealer’s purchases of the Company’s product, the Company may execute a repurchase agreement. The Company has recorded a liability associated with the disposition of repurchased inventory. To determine the appropriate liability, the Company calculates a reserve based on an estimate of potential net losses and qualitative and quantitative factors, including dealer inventory turn rates and the financial strength of individual dealers.

Advertising and Printing Costs

The Company expenses advertising and printing costs as incurred, except for prepaid show costs, which are expensed when the event takes place. Advertising and printing costs, including retail programs, are recorded as selling, general and administrative expenses, while discounts off of invoice, or sales allowances (including wholesale volume incentives), are recorded as adjustments to net sales. During 2007, approximately $9.6 million ($9.8 million in 2006) of advertising and printing costs were expensed.

Research and Development Costs

Research and development costs consist of salaries and employee benefits, contract services fees, utilities, materials and operating supplies and are charged to expense as incurred and were $1.7 million in 2007 ($1.9 million in 2006).

New Accounting Pronouncements

FAS 157

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” The Statement defines fair value, establishes a framework for measuring fair value, and expands disclosure requirements regarding fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. We believe that the adoption for SFAS No. 157 will not have a material effect on our financial position or results of operations.

FAS 159

In February 2007, the FASB issued SFAS No. 159, “Fair Value Option for Financial Assets and Financial Liabilities.” This statement permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date. The fair value option may be elected on an instrument-by-instrument basis, with few exceptions. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. We believe that the adoption for SFAS No. 159 will not have a material effect on our financial position or results of operations.

EITF 06-11

In June 2007, the FASB Emerging Issues Task Force issued EITF Issue No. 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards.” EITF 06-11 requires that a realized income tax benefit from dividends or dividend equivalent units paid on unvested restricted shares and restricted share units be reflected as an increase in contributed surplus and reflected as an addition to the Company’s excess tax benefit pool, as defined under FAS 123R. EITF 06-11 is effective for the Company in the first quarter of fiscal year 2009. We are assessing the impact that the EITF will have on our financial position and results of operations.

Supplemental Cash Flow Disclosures:

	2006	2007
	(in thousands)

Cash paid during the period for:
Interest	$4,099	$3,399
Income taxes	$7,708	$2,843

2.	DISCONTINUED OPERATIONS:

During the third quarter of 2005, the Company announced that it planned to close its Royale Coach operations in Elkhart, Indiana. Royale Coach produces Prevost bus conversion motor coaches with price points in excess of $1.4 million. Royale Coach sold approximately 20 coaches per year and was not a significant portion of the Company’s overall business. The net income from discontinued operations for the fiscal year ended December 30, 2006 is net of tax expense of $28,000. There was no affect on net income from discontinued operations for 2007.

The operating results of Royale Coach are presented in the Company’s Consolidated Statements of Income as discontinued operations, net of income tax. The components of discontinued operations for the periods presented are as follows.

2006
(in thousands)
Net sales	$4,835
Cost of sales	4,916

Gross loss	(81)
Selling, general and administrative expenses	(127)

Income from discontinued operations before income taxes	46
Income tax expense	28

Income from discontinued operations	$18

3.	PLANT RELOCATION:

During the second quarter of 2005, the Company announced plans to close the Bend, Oregon production operations and relocate them to the Coburg, Oregon facility. The Bend, Oregon operations ceased as of June 15, 2005. The Company recognized pre-tax charges in 2006 of $269,000. The charges were primarily for the impairment of property, plant and equipment and future rental expense related to the facility.

The accrued liability for restructuring reserves consists of the following:

	December 30, 2006	December 29, 2007
	(in thousands)
Lease commitment	$29	$25
Other	107	118

	$136	$143

4.	INVENTORIES, NET:

Inventories consist of the following:

	December 30, 2006	December 29, 2007
	(in thousands)
Raw materials	$84,069	$79,640
Work-in-process	55,473	54,760
Finished units	26,773	33,241
Raw material reserves	(10,444)	(9,405)

	$155,871	$158,236

5.	PROPERTY, PLANT, AND EQUIPMENT:

Property, plant, and equipment consist of the following:

	December 30, 2006	December 29, 2007
	(in thousands)
Land	$15,226	$15,438
Buildings	128,073	130,140
Equipment	45,341	44,702
Furniture and fixtures	22,397	21,972
Vehicles	3,473	2,809
Leasehold improvements	2,002	1,649
Brand elements signage	6,617	7,686
Construction in progress	3,398	1,321

	226,527	225,717
Less accumulated depreciation and amortization	72,632	81,426

	$153,895	$144,291

6.	JOINT VENTURE:

On February 25, 2007, the Company closed a transaction with International Truck and Engine Corporation to form a joint venture to manufacture all of the Company’s diesel chassis. The terms of the agreement grant the Company a 49% ownership in the joint venture, known as Custom Chassis Products, LLC (CCP). The investment is accounted for under the equity method. The Company contributed $4,060,000 of inventory, $246,000 of fixed assets, and $140,000 of cash to CCP and incurred transaction costs of $226,000. The Company’s portion of CCP’s net loss for the year ended December 29, 2007 is $614,000. As of December 29, 2007, the Company has a net trade payable to the joint venture of $17.0 million.

7.	ACCRUED EXPENSES AND OTHER LIABILITIES:

Accrued expenses and other liabilities consist of the following:

	December 30, 2006	December 29, 2007
	(in thousands)

Payroll, vacation, payroll taxes and related accruals	$15,997	$20,142
Promotional and advertising	13,594	13,171
Health insurance reserves and premiums payable	5,997	5,575
Resorts profit sharing accruals	3,700	4,118
Other	5,076	5,603

	$44,364	$48,609

At December 29, 2007, a balance of $20.9 million related to dealer incentives under our FFTF program is classified as accounts payable on the consolidated balance sheet ($22.0 million at December 30, 2006).

8.	LINE OF CREDIT:

The Company’s credit facilities consist of a revolving line of credit of up to $105.0 million. At the end of the 2007 fiscal year, there was no balance outstanding on the revolving line of credit (the “Revolving Loan”). At the election of the Company, the Revolving Loan bears interest at varying rates that fluctuate based on the prime rate or LIBOR and are determined based on the Company’s leverage ratio. The Company also pays interest quarterly on the unused available portion of the Revolving Loan at varying rates, determined by the Company’s leverage ratio. The Revolving Loan is due and payable in full on November 17, 2009 and requires monthly interest payments. The Company also has four unused letters of credit of $3.8 million outstanding as of December 29, 2007.

The weighted-average interest rate on the outstanding borrowings under the Revolving Loan was 6.8% and 7.4% for 2006 and 2007, respectively. Interest expense on the unused available portion of the line was $229,000 or 1.3% and $371,000 or 19.6% of weighted average outstanding borrowings for 2006 and 2007, respectively. The Revolving Loan is collateralized by substantially all the assets of the Company. The agreement contains restrictive covenants as to the Company’s leverage ratio, current ratio, fixed charge coverage ratio, and tangible net worth. As of December 29, 2007, the Company was in compliance with these covenants.

9.	LONG-TERM NOTE PAYABLE:

In November 2005, the Company amended its credit facilities to borrow $40.0 million of term debt (the “Term Debt”) to effect the acquisition of R-Vision. In January 2007, the Company amended its credit facilities agreement to modify certain restrictive covenants. At the end of the 2007 year, borrowings outstanding were $28.6 million. At the election of the Company, the Term Debt bears interest at varying rates that fluctuate based on the prime rate or LIBOR and are determined based on the Company’s leverage ratio. The Term Debt requires quarterly interest payments and quarterly principal payments of $1.4 million, with a final balloon payment of $12.9 million due on November 18, 2010. As of year end 2007, the weighted-average interest rate on the Term Debt was 6.3%. The Term Debt is collateralized by all the assets of the Company. The agreement contains restrictive covenants as to the Company’s leverage ratio, current ratio, fixed charge coverage ratio, and tangible net worth. As of December 29, 2007, the Company was in compliance with these covenants.

In November 2005, the Company obtained a term loan of $500,000 from the State of Oregon in connection with the relocation of jobs to the Coburg, Oregon production facilities from the Bend, Oregon facility. The principal and interest is due on April 30, 2009. The loan bears a 5% annual interest rate.

The following table displays the scheduled principal payments by year that will be due in thousands on the term loans.

Amount of payment due

2008	$5,714
2009	6,214
2010	17,143

$29,071

10.	PREFERRED STOCK:

The Company has authorized “blank check” preferred stock (1,934,783 shares authorized, $.01 par value) (“Preferred Stock”), which may be issued from time to time in one or more series upon authorization by the Company’s Board of Directors. The Board of Directors, without further approval of the stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges, and restrictions applicable to each series of the Preferred Stock. There were no shares of Preferred Stock outstanding as of December 30, 2006 or December 29, 2007.

11.	SEGMENT REPORTING:

The Company is a leading manufacturer of premium class A, B and C motor coaches (Motorized Recreational Vehicle Segment) and towable recreational vehicles (Towable Recreational Vehicle Segment). Our product line currently consists of a broad line of motor coaches, fifth wheel trailers, travel trailers, and specialty trailers under the “Monaco,” “Holiday Rambler,” “Beaver,” “Safari,” “McKenzie,” “R-Vision,” “Bison,” and “Roadmaster” brand names.

In addition to the manufacturing of premium recreational vehicles, the Company also owns and operates two motorhome resort properties (Motorhome Resort Segment) located in Las Vegas, Nevada, and Indio, California. In addition to these two resorts, the Company also has property in La Quinta, California and in Naples, Florida that are being developed into resorts. The resorts offer sales of individual lots to recreational vehicle owners and also offer a common interest in the amenities at the resort. The resorts provide destination locations for premium class A recreational vehicle owners and help to promote the recreational vehicle lifestyle.

The following table provides the results of operations of the three segments of the Company for the years 2006 and 2007, respectively.

	2006	2007
	(in thousands)

Motorized Recreational Vehicle Segment

Net sales	$941,657	$998,448
Cost of sales	869,110	887,830

Gross profit	72,547	110,618

Selling, general, and administrative expenses and corporate overhead	78,478	85,900
Plant relocation costs	269	0

Operating income (loss)	$(6,200)	$24,718

Towable Recreational Vehicle Segment

Net sales	$324,342	$261,391
Cost of sales	292,876	238,684

Gross profit	31,466	22,707

Selling, general, and administrative expenses and corporate overhead	30,060	23,611

Operating income (loss)	$1,406	$(904)

Motorhome Resorts Segment

Net sales	$31,987	$12,291
Cost of sales	11,457	4,748

Gross profit	20,530	7,543

Selling, general, and administrative expenses and corporate overhead	11,927	7,948

Operating income (loss)	$8,603	$(405)

	2006	2007
	(in thousands)

Reconciliation to Net Income

Operating income:
Motorized recreational vehicle segment	$(6,200)	$24,718
Towable recreational vehicle segment	1,406	(904)
Motorhome resorts segment	8,603	(405)

Total operating income	3,809	23,409

Other income, net	615	851
Interest expense	(4,430)	(3,496)
Loss from investment in joint venture	0	(614)

Income (loss) before income taxes, continuing operations	(6)	20,150

Provision for (benefit from) income taxes, continuing operations	(992)	8,137

Income from continuing operations	986	12,013

Income from discontinued operations, net of tax provision	18	0

Net income	$1,004	$12,013

The following table provides information for the respective segments related to assets:

	December 30, 2006	December 29, 2007
	(in thousands)

Motorized recreational vehicle segment	$306,196	$297,910
Towable recreational vehicle segment	87,153	87,811
Motorhome resort segment	25,954	34,814

Total segment assets	$419,303	$420,535

The Company includes the total of inventories and resort lot inventory in the measure of the segments’ assets that are used for decision making purposes. Property, plant, and equipment specific to the segments are also included in the measure of the segments’ assets for decision making purposes. Remaining assets are accounted for at the corporate level and are not allocated out to the business segments. Total depreciation expense is allocated among the segments either based on the associated assets being allocated to the segment or through the corporate overhead allocation of expenses. Corporate overhead is comprised of certain shared services, and is allocated to the respective segments based on a combination of activities performed for the segment as well as the relative segment’s percent of sales for the Company in total.

The following table reconciles assets of the segments to total consolidated assets:

	December 30, 2006	December 29, 2007
	(in thousands)
Reconciliation of segment assets to total assets

Total assets allocated to segments	$419,303	$420,535

Assets not allocated to segments:
Cash	4,984	6,282
Trade receivables, net	81,588	88,170
Prepaid expenses	5,624	5,142
Income tax receivable	6,901	0
Deferred income taxes	38,038	37,608
Property, plant, and equipment, net	1,172	1,474
Investment in joint venture	0	4,059
Debt issuance costs, net	540	498

Total assets	$558,150	$563,768

The following table provides information for the respective segments related to capital expenditures:

	December 30, 2006	December 29, 2007
	(in thousands)

Motorized recreational vehicle segment	$7,589	$2,932
Towable recreational vehicle segment	736	1,593
Motorhome resort segment	999	96

Total segment capital expenditures	9,324	4,621
Capital expenditures not allocated to segments	0	658

Total capital expenditures	$9,324	$5,279

The following table provides information for the respective segments relating to depreciation expense:

	2006	2007
	(in thousands)

Motorized recreational vehicle segment	$11,871	$11,498
Towable recreational vehicle segment	1,951	2,151
Motorhome resort segment	111	160

Total segment depreciation expense	$13,933	$13,809

12.	INCOME TAXES:

The Company adopted FIN 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FAS 109”, (the Interpretation) as of the beginning of fiscal year 2007. The Interpretation clarifies the accounting for uncertainty in income taxes recognized in accordance with FAS 109, “Accounting for Income Taxes”, by defining a criterion that an individual tax position must be met for any part of the benefit to be recognized in the financial statements.

As of the beginning of fiscal year 2007, the Company’s total unrecognized tax benefits were $850,000, and all of these benefits, if recognized, would positively affect the Company’s effective tax rate. The Company also had accrued interest related to these unrecognized tax benefits of $55,000 as of the date of adoption. Accrued interest as of December 29, 2007 increased to $97,000. The interest expense associated with income tax contingencies is classified as income taxes in the Company’s financial statements. In fiscal year 2007, the Company recognized interest expense of $42,000. Penalties associated with income taxes are classified as selling, general and administrative expenses. Penalties expense was zero for fiscal year 2007.

As of the date of adoption, the federal and a portion of the state uncertainty relates to subjectivity in the measurement of certain deductions claimed for United States income tax purposes and the remainder of the state uncertainty relates to state income tax apportionment matters. A reconciliation of the beginning and ending amount of the unrecognized tax benefits is as follows.

(in thousands)

Balance at December 30, 2006	$850
Reductions for tax positions of prior years	(45)
Lapse of statute of limitations	(60)

Balance at December 29, 2007	$745

As of December 29, 2007, the Company’s 2004 through 2006 U.S. federal and state income tax returns remain subject to examination. In addition, some 2003 state income tax returns are also still subject to examination. In the next 12 months, it is reasonably possible that the lapse of statutes of limitations for federal and state tax returns may reduce the unrecognized tax benefits related to the uncertainty in the measurement of certain deductions claimed for U.S. federal and state income tax purposes by approximately $100,000.

The provision for income taxes for continuing operations is as follows:

	2006	2007
	(in thousands)
Current:
Federal	$970	$6,765
State	258	1,111

	1,228	7,876
Deferred:
Federal	(1,249)	(59)
State	(971)	320

Provision for (benefit from) income taxes	$(992)	$8,137

The reconciliation of the provision for income taxes at the U.S. federal statutory rate to the Company’s effective income tax rate is as follows:

	2006	2007
	(in thousands)

Expected U.S. federal income taxes at statutory rates	$(2)	$7,053
State and local income taxes, net of federal benefit	(788)	948
Domestic manufacturing deduction	(51)	(427)
Other	(151)	563

Provision for (benefit from) income taxes	$(992)	$8,137

The components of the current net deferred tax asset and long-term net deferred tax liability are:

	December 30, 2006	December 29, 2007
	(in thousands)
Current deferred income tax assets:
Warranty liability	$11,308	$11,780
Product liability	6,244	5,804
Inventory allowances	3,902	3,587
Franchise and other incentive accruals	10,532	10,293
Compensation and related accruals	2,030	2,463
Insurance accruals	2,637	2,036
Other	1,092	1,323
Net operating loss carryforward	293	322

	$38,038	$37,608

Long-term deferred income tax liabilities:
Depreciation	$15,835	$15,262
Amortization	6,859	8,231
Compensation and related accruals	(734)	(1,441)
Net operating loss (NOL) carryforward	(263)	(143)
State tax credit carryforward	(303)	(519)
Other	0	(198)
Valuation allowance on state tax credit carryforward	284	314

	$21,678	$21,506

Management believes that the temporary differences which gave rise to the deferred income tax assets will be realized in the foreseeable future, except for a portion of the benefits arising from the state tax credit carryforward. Accordingly, management has provided a valuation allowance for the portion of the state tax credit carryforward that may not be fully realized. Net operating loss carryforwards expire between 2015 and 2026 and state tax credits expire between 2008 and 2014.

13.	EARNINGS PER SHARE:

Basic earnings per common share is based on the weighted-average number of shares outstanding during the period. Diluted earnings per common share is based on the weighted average number of shares outstanding during the period, after consideration of the dilutive effect of outstanding stock-based awards. For the fiscal year ending 2007, there were 778,342 anti-dilutive stock-based awards excluded from the diluted earnings per share calculation (819,500 for the fiscal year 2006). The weighted-average number of common shares used in the computation of earnings per common share for the years ended December 30, 2006 and December 29, 2007 are as follows:

	2006	2007
Basic
Issued and outstanding shares (weighted-average)	29,712,957	29,931,730

Effect of Dilutive Securities
Stock-based awards	189,873	415,187

Diluted	29,902,830	30,346,917

	2006	2007
Cash dividends per common share	$0.24	$0.24
Cash dividends paid (in thousands)	$7,134	$7,194

14.	LEASES:

The Company has commitments under certain noncancelable operating leases. Total rental expense for the fiscal years ended December 30, 2006 and December 29, 2007 related to operating leases amounting to approximately $3.4 million and $2.9 million, respectively. The Company’s most significant lease is an operating lease for an aircraft that expires June 10, 2012. The future minimum rental commitment under the term of this lease is $1.3 million annually in 2008 through 2011 and $664,000 in 2012.

The Company has guaranteed up to $10.9 million of any deficiency in the event that the lessor’s net sales proceeds from the aircraft are less than $13.4 million. The Company has commitments under certain noncancelable subleases. As of December 29, 2007, the total minimum sublease rental income to be received in the future is approximately $2.0 million. Sublease rental income will be recognized ratably over the next eight years.

Approximate future minimum rental commitments under these leases at December 29, 2007 are summarized as follows:

Fiscal Year	(in thousands)
2008	$2,351
2009	$2,186
2010	$2,052
2011	$2,052
2012	$1,388
2013 and thereafter	$1,103

15.	BONUS PLAN:

The Company has a discretionary bonus plan for certain key employees. Bonus expense included in selling, general, and administrative expenses for the years ended December 30, 2006 and December 29, 2007 was $2.2 million and $5.6 million, respectively.

16.	STOCK-BASED AWARD PLANS:

The Company has an Employee Stock Purchase Plan (the “Purchase Plan”)—2007, a non-employee 1993 Director Stock Plan (the “Director Plan”), and an amended and restated 1993 Stock Plan (the “Stock Plan”). The compensation expense recognized in 2007 for the plans was $4.1 million with an income tax benefit of $1.6 million ($2.8 million and $1.1 million, respectively, in 2006). The amount of cash received from the exercise of stock options, stock issued under the Stock Purchase Plan, and stock issued in lieu of some directors’ cash retainer was $1.5 million. The tax benefit realized from stock-based award activity in 2007 was $275,000.

Stock Purchase Plan

The Purchase Plan qualifies under Section 423 of the Internal Revenue Code. The Purchase Plan was approved by the Board of Directors in 2007 and stockholder approval will be sought at the 2008 Annual Meeting of Stockholders. The Company has 400,000 shares of Common Stock reserved for issuance under the Purchase Plan, of which none have been issued as of December 29, 2007. Under the Purchase Plan, an eligible employee may purchase shares of Common Stock from the Company through payroll deductions of up to 10% of base compensation, at a price per share equal to 85% of the lesser of the fair market value of the Company’s Common Stock as of the first day (grant date) or the last day (purchase date) of each offering period under the Purchase Plan. The first offering period is twelve months and ends on July 15, 2008. Subsequent offering periods under the Purchase Plan are each six months.

The Employee Stock Purchase Plan—1993 was previously in effect. As of December 29, 2007, the Company had issued 621,495 shares of Common Stock under the 1993 Purchase Plan. During the years ended December 30, 2006 and December 29, 2007, 69,644 shares and 28,968 shares, respectively, were issued under the 1993 Purchase Plan. The weighted-average fair value of purchase rights granted in 2006 and 2007 was $11.28 and $14.90, respectively.

The Purchase Plan is administered by a committee appointed by the Board of Directors. Any employee who is customarily employed for at least 20 hours per week and more than five months in a calendar year by the Company, or by any majority-owned subsidiary designated from time to time by the Board of Directors, and who does not own 5% or more of the total combined voting power or value of all classes of the Company’s outstanding capital stock, is eligible to participate in the Purchase Plan.

Director Plan

Effective May 17, 2006, no further awards will be made under the Director Plan, but it will continue to govern awards previously granted thereunder. Subsequent equity awards to directors are being made under the Stock Plan. The Board of Directors and the stockholders had authorized a total of 352,500 shares of Common Stock for issuance pursuant to the Director Plan. On May 17, 2006 authorization for 76,924 shares were transferred from the Director Plan to the Stock Plan, which represented the number of shares reserved under the Director Plan that had not been issued pursuant to awards granted under the plan plus the number of shares reserved that were not subject to any outstanding awards granted under the plan.

Options granted under the Director Plan to non-employee directors on the date the optionee first became a director vest ratably over a five-year period, while subsequent annual grants vest in full on the fifth anniversary of their grant date. The exercise price of all options granted under the Director Plan was equal to the fair market value of a share of the Company’s Common Stock on the date of grant. The maximum term of these options is ten years. As of December 29, 2007, 110,100 options had been exercised, and options to purchase 138,450 shares of Common Stock were outstanding. As of December 29, 2007, 15,526 shares of Common Stock had been issued in lieu of some directors’ cash retainer as allowed by the Director Plan up to May 17, 2006.

Stock Plan

The Stock Plan, as amended on May 17, 2006, provides for the grant of stock-based awards to employees, directors and consultants who provide services to the Company and its affiliates. Allowed awards include stock options, restricted stock, restricted stock units, stock appreciation rights, performance shares, performance units, dividend equivalents and other stock awards. A total of 5,534,737 shares of Common Stock have been reserved for issuance under the Stock Plan, which includes the transfer of unused share authorizations under the Director Plan on May 17, 2006.

The stock options issued subsequent to May 16, 2002, the restricted stock units and the performance share awards include a retirement eligible provision. Employees and directors who reach the retirement age of 62 and have provided five years of service meet the provision. The recognition of compensation expense associated with these awards is accelerated based upon this criteria and is derived by the use of the non-substantive vesting period approach. This approach was followed under APB 25 and subsequently with the adoption of FAS 123R.

The Stock Plan provides for the issuance of shares of Common Stock to directors’ in lieu of the annual cash retainer. As of December 29, 2007, 13,830 shares of Common Stock have been issued in lieu of the cash retainer. Prior to May 17, 2006, such shares were issued under the provisions of the Director Plan.

Stock Options

A component of the Stock Plan permits the Company to grant stock options. As of December 29, 2007, 1,725,959 options had been exercised, and options to purchase 1,005,534 shares of Common Stock were outstanding. These options vest ratably over five years commencing with the date of grant.

The exercise price of all stock options granted under the Stock Plan must be at least equal to the fair market value of a share of the Company’s Common Stock on the date of grant. With respect to any participant possessing more than 10% of the voting power of the Company’s outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date, and the maximum term of the option must not exceed five years. The terms of all other options granted under the Stock Plan may not exceed ten years. Options outstanding to participants who meet the retirement eligible provision vest upon actual retirement or the normal vesting period, whichever is earlier.

In the fourth quarter of 2005, the Company elected to accelerate all non-vested stock options outstanding with an exercise price greater than $16 per share. The purpose of the acceleration was to enable the Company to avoid recognizing compensation expense associated with these options in future periods in its consolidated statements of income pursuant to Financial Accounting Standards Board Statement No. 123R. Under FAS No. 123R, the Company began applying the expense recognition provisions relating to stock options beginning in the first quarter of fiscal 2006. In approving the acceleration, the Company considered its impact on future financial results, stockholder value and employee retention. The Company believes that the acceleration was in the best interest of stockholders as it reduces the Company’s reported compensation expense in periods subsequent to fiscal 2005 in light of these accounting regulations. The compensation expense in future periods that is eliminated as a result of the acceleration of the vesting of these options is approximately $3.7 million.

Option transactions involving the Director Plan and the Stock Plan are summarized with the corresponding weighted-average exercise prices as follows:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
				(in thousands)
Outstanding at December 31, 2005	1,469,275	$14.71
Exercised	(128,475)	7.44
Forfeited	(33,950)	20.01

Outstanding at December 30, 2006	1,306,850	15.28	5.2	$19,974

Exercised	(144,426)	7.61
Forfeited	(18,440)	20.58

Outstanding at December 29, 2007	1,143,984	$16.17	4.6	$18,495

Exercisable at December 29, 2007	1,085,694	$16.36	4.5	$17,759

The total intrinsic value of options exercised during fiscal years 2006 and 2007 was approximately $819,000 and $1.1 million, respectively.

There was $441,000 and $231,000 of stock option related compensation expense recognized from the combination of the Stock Plan, the Stock Purchase Plan and the Director Plan in 2006 and 2007, respectively. The total remaining expense to be recognized in future periods for outstanding non-vested stock options is approximately $119,000. The expense is expected to be recognized over a weighted-average period of 2.0 years.

Restricted Stock Unit Grant

A component of the Stock Plan permits the Company to grant shares of restricted stock units (RSU’s). These grants are compensation expense under the rules of FAS 123R, and are required to be recognized in the Company’s consolidated statements of income. The valuation of the RSU’s is based on the closing market price of the Common Stock on the date of grant. The RSU’s vest ratably over four years or cliff vest at four years for employees and cliff vest at three years for directors. RSU’s outstanding to participants who meet the retirement eligible provision vest upon actual retirement or the normal vesting period, whichever is earlier. Under Section 162(m) of the Internal Revenue Code of 1986, as amended, RSU’s granted to certain employees require performance criteria to be met in order for the units to cliff vest at three years. The performance criteria is based on the return on equity. As of December 29, 2007, there are 132,686 RSU’s outstanding that require the attainment of the performance criteria.

The number of performance based RSU’s issued in 2006 and 2007 was 72,695 and 59,991, respectively and the associated compensation expense recognized in the fiscal years was $725,000 and $894,000, respectively. During the fiscal years 2006 and 2007, $1.3 million and $2.2 million, respectively was recorded as compensation expense related to all RSU’s. A forfeiture rate is applied to the majority of the RSU’s granted to employees based on the historical forfeiture experience with stock options. The total remaining expense to be recognized in future periods for outstanding non-vested RSU’s is approximately $3.4 million. The expense is expected to be recognized over a weighted-average period of 2.5 years.

RSU’s granted after fiscal year 2005 earn dividend equivalents that are paid out at the time the RSU’s vest. The expense recognized for dividend equivalents in 2006 and 2007 was approximately $44,000 and $97,000, respectively.

Restricted stock unit transactions under the Stock Plan are summarized with the weighted-average grant-date fair value as follows:

	Restricted Stock Units	Weighted- Average Grant-Date Fair Value

Non-vested at December 31, 2005	53,250	$14.73
Granted	254,159	12.71
Forfeited	(27,500)	14.67

Non-vested at December 30, 2006	279,909	12.90
Granted	224,209	16.24
Vested	(38,219)	12.95
Forfeited	(10,604)	14.33

Non-vested at December 29, 2007	455,295	$14.51

Performance Share Awards

A component of the Stock Plan also permits the Company to grant performance share awards (PSA’s). Grants in 2006 included target payouts to participants of a total of 164,909 shares under a two-year performance plan and 164,909 shares under a three-year performance plan. Grants in 2007 included target payouts to participants of a total of 138,714 shares under a three-year performance plan. The plans require the achievement of performance based on Return on Net Assets-adjusted (RONA) and Total Shareholder Return (TSR) compared to a group of peer companies. Depending on the ranking of the Company’s performance against the peer group, the participants could earn from 0% up to 200% of the target payout of performance shares. A participant who retires during a performance period and meets the retirement eligible provision is entitled to receive 100% of the award that would have otherwise been earned had the participant remained employed through the end of the performance period. The award to such a participant will be settled at the end of the normal performance period.

The fair value of share awards requiring achievement of the goal based on TSR is estimated on the date of grant using a lattice-based valuation model that uses assumptions noted in the following table. Because lattice-based option valuation models incorporate ranges of assumptions for inputs, those ranges are disclosed. Expected volatilities were based on historical volatility of the Company’s stock and the average of the competitor companies’ stock, as well as other factors. The Company used historical data to estimate employee termination within the valuation model. The expected term of awards granted was derived from the output of the option valuation model and represents the period of time that awards granted are expected to be outstanding. The risk-free interest rate is based on interest rates on total constant maturity U.S. Treasury notes with lives consistent with the expected lives of the related option. The grant-date fair value of the TSR related awards granted in 2006 is $10.62 and $11.99 per share for the two-year and three-year performance plan, respectively. The grant-date fair value of the TSR related awards granted in 2007 is $22.25.

	2006	2007
Risk-free interest rate	4.97%-5.00%	4.50%
Expected life (in years)	2 to 3	3
Expected volatility of the Company	40.40%	38.60%
Expected dividend yield	1.90%	1.40%
Peer companies’ average volatility experience	33.90%	33.10%

The fair value of the share awards requiring achievement of the goal based on RONA is the Common Stock market price at grant date, which was $12.73 and $16.75 for the awards granted in 2006 and 2007, respectively. The recognition of compensation expense is initially based on the probable outcome of the performance condition and adjusted for subsequent changes in the estimated or actual outcome. The Company reassesses at each reporting date whether achievement of the performance condition is probable. The assessment involves comparing the Company’s forecasted RONA for the performance period to the historical RONA achieved by a group of peer companies.

The TSR goal is based on the market price of the Company’s Common Stock as compared to the peer group. This is considered a market condition under FAS 123R, thus compensation expense recognized is not reversed if the goal is not achieved by the end of the performance period. The compensation expense related to share awards that are forfeited is reversed. If the performance goal related to RONA is not met, no compensation expense is recognized and any recognized compensation expense is reversed as of the end of the plan period. A total of $981,000 and $1.6 million of compensation expense was recorded during the fiscal years ended 2006 and 2007, respectively, relating to the performance share awards. As of December 30, 2006, it was not probable that the RONA goal would be met at the end of the performance periods and thus compensation expense recognized throughout 2006 was reversed. The total remaining expense expected to be recognized in future periods for outstanding PSA’s is approximately $1.1 million. The expense is expected to be recognized over a weighted-average period of 1.8 years.

Performance share award transactions under the Stock Plan are summarized with the weighted-average grant-date fair value as follows:

	Performance Share Awards at Target Payout	Weighted- Average Grant-Date Fair Value

Non-vested at December 31, 2005	0	$0.00
Granted	329,818	12.02

Non-vested at December 30, 2006	329,818	12.02
Granted	138,714	19.50
Forfeited	(5,438)	14.22

Non-vested at December 29, 2007	463,094	$14.23

17.	FAIR VALUE OF FINANCIAL INSTRUMENTS:

The fair value of the Company’s financial instruments are presented below. The estimates require subjective judgments and are approximate. Changes in methodologies and assumptions could significantly affect estimates.

Line of Credit - The carrying amount outstanding on the revolving line of credit is $2.0 million and zero at December 30, 2006 and December 29, 2007, respectively, which approximates the estimated fair value as this instrument requires interest payments at a market rate of interest plus a margin.

Long-Term Notes Payable - The carrying amount outstanding on the long-term notes payable is $29.1 million (including $5.7 million of current payable) at December 29, 2007, which approximates the estimated fair value as these instruments require interest payments at a market value rate of interest plus a margin.

18.	401(K) DEFINED CONTRIBUTION PLAN:

The Company sponsors a 401(k) defined contribution plan covering substantially all full-time employees. Company contributions to the plan totaled approximately $787,000 in 2006 and $863,000 in 2007.

19.	COMMITMENTS AND CONTINGENCIES:

Repurchase Agreements

Many of the Company’s sales to independent dealers are made on a “floor plan” basis by a bank or finance company which lends the dealer all or substantially all of the wholesale purchase price and retains a security interest in the vehicles. Upon request of a lending institution financing a dealer’s purchases of the Company’s product, the Company may execute a repurchase agreement. These agreements provide that, for up to 15 months after a unit is shipped, the Company will repurchase a dealer’s inventory in the event a dealer defaults on its floorplan credit arrangement with its lender. It has been the Company’s experience that the chance of default by dealers has been very low.

The Company’s liability under repurchase agreements is limited to the unpaid balance owed to the lending institution by reason of its extending credit to the dealer to purchase its vehicles, reduced by the resale value of vehicles which may be repurchased. The risk of loss is spread over numerous dealers and financial institutions.

Losses of approximately $232,000 and $313,000 were incurred in 2006 and 2007, respectively. The approximate amount subject to contingent repurchase obligations arising from these agreements at December 29, 2007 is $518.6 million, with approximately 3.9% concentrated with one dealer. The Company has recorded a liability of approximately $362,000 for potential losses resulting from guarantees on repurchase obligations for products shipped to dealers. If the Company were obligated to repurchase a significant number of units under any repurchase agreement, its business, operating results, and financial condition could be adversely affected.

Product Liability

The Company is subject to regulations which may require the Company to recall products with design or safety defects, and such recall could have a material adverse effect on the Company’s business, results of operations, and financial condition.

The Company has from time to time been subject to product liability claims. To date, the Company has been successful in obtaining product liability insurance on terms the Company considers acceptable. The terms of the policy contain a self-insured retention amount of $500,000 per occurrence, with a maximum annual aggregate self-insured retention of $3.0 million. Overall product liability insurance, including umbrella coverage, is available to a maximum amount of $100.0 million for each occurrence, as well as in the aggregate. The Company has recorded an accrual for its probable exposure on product liability claims. Successful assertion against the Company of one or a series of large uninsured claims, or of one or a series of claims exceeding any insurance coverage, could have a material adverse effect on the Company’s business, results of operations, and financial condition.

Letter of Credit on Behalf of the Joint Venture

The Company has an unused letter of credit of $1.0 million outstanding as of December 29, 2007 on behalf of CCP. The letter of credit is with a tire vendor and expires on June 1, 2008.

Litigation

The Company is involved in various legal proceedings which are incidental to the industry and for which certain matters are covered in whole or in part by insurance or, otherwise. The Company has recorded accruals for probable settlements. Management believes that any ultimate liability which may result from these proceedings will not have a material adverse effect on the Company’s consolidated financial statements.

20.	SUBSEQUENT EVENT:

In January 2008, the Board of Directors approved a stock repurchase program where by up to an aggregate of $30 million worth of the Company’s outstanding shares of Common Stock may be repurchased from time to time. There is no time restriction on this authorization to purchase our Common Stock. The program provides for the Company to repurchase shares through the open market and other approved transactions at prices deemed appropriate by management. The timing and amount of repurchase transactions under the program will depend upon market conditions and corporate and regulatory considerations. During January 2008, the Company repurchased 313,400 shares of common stock on the open market for an average price of $9.03 per share.

21.	QUARTERLY RESULTS (UNAUDITED):

Year ended December 30, 2006	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
	(in thousands, except per share data)

Net sales	$385,068	$321,283	$292,473	$299,163
Gross profit	$48,449	$30,491	$18,533	$27,071
Operating income (loss)	$14,470	$793	$(10,941)	$(512)
Net income (loss):
Continuing operations	$8,293	$479	$(7,098)	$(687)
Discontinued operations	0	(107)	0	125

	$8,293	$372	$(7,098)	$(562)

Earnings (loss) per share-basic:
Continuing operations	$0.28	$0.01	$(0.24)	$(0.02)
Discontinued operations	0.00	0.00	0.00	0.00

Basic	$0.28	$0.01	$(0.24)	$(0.02)

Earnings (loss) per share-diluted:
Continuing operations	$0.28	$0.01	$(0.24)	$(0.02)
Discontinued operations	0.00	0.00	0.00	0.00

Diluted	$0.28	$0.01	$(0.24)	$(0.02)

Year ended December 29, 2007	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
	(in thousands, except per share data)
Net sales	$322,244	$335,319	$322,422	$292,146
Gross profit	$35,996	$36,598	$36,179	$260,051
Operating income	$3,638	$8,732	$6,518	$32,095
Net income	$1,499	$4,464	$3,681	$2,369

Earnings per share:
Basic	$0.05	$0.15	$0.12	$0.08
Diluted	$0.05	$0.15	$0.12	$0.08